Exhibit 10.16

5801 72nd AVE. S.E., CALGARY, CANADA (“CALGARY”)

SHARED WAREHOUSE AGREEMENT

between

Kraft Canada Inc.

and

Mondelēz Canada Inc.

i

	6.5 Waiver of Subrogation Rights	8

7.	NEGATIVE COVENANTS, EARLY TERMINATION AND RESTRICTIONS, ADDITIONAL COVENANTS	8

	7.1 No Liens	8

	7.2 No Assignment and Subletting	9

	7.3 Early Termination Options	9

	7.4 Covenant Against Waste	9

	7.5 Restriction on Third Party Vendors	9

	7.6 Loading Docks and Shared Assets	10

8.	CONDEMNATION; DAMAGE AND DESTRUCTION	10

	8.1 Condemnation	10

	8.2 Damage and Destruction; Tenant’s Right to Terminate	10

	8.3 User Right to Terminate	10

	8.4 Insurance Proceeds	10

	8.5 Tenant Not Liable for Interruption of Business Activities	11

9.	CHANGES AND ALTERATIONS	11

	9.1 By User	11

	9.2 Standards; Timing; Insurance	11

	9.3 Part of Property	11

	9.4 Tenant Not Responsible	12

10.	WAIVER OF CLAIMS; INDEMNIFICATION	12

	10.1 Waiver and Release	12

	10.2 Tenant’s Rights to Cure or Repair	12

	10.3 Risk of Loss	12

	10.4 Indemnification Against Claims	12

	10.5 Indemnification Against Costs	12

11.	INSPECTION OF OFFICE AND SHARED SPACES	13

	11.1 Entry for Repairs and Other Purposes	13

	11.2 Entry For Sale or Other Purposes	13

12.	DEFAULTS	13

	12.1 Events Constituting Defaults; Tenant’s Options	13

	12.2 Tenant’s Further Remedies	13

	12.3 Tenant’s Rights to Cure or Perform	14

ii

	12.4 Waivers by User	14

13.	DISPUTE RESOLUTION	14

	13.1 Negotiation and mediation	14

	13.2 Arbitration or litigation	14

14.	SURRENDER OF SPACE/HOLDOVER	16

	14.1 Holdover	16

	14.2 Notices	16

15.	MISCELLANEOUS	17

	15.1 No brokers	17

	15.2 Relationship of parties	17

	15.3 Entire agreement; no reliance; amendment	17

	15.4 Waiver	18

	15.5 Counterparts	18

	15.6 Severability	18

	15.7 Interpretation	18

	15.8 Governing Law	18

	15.9 Remedies cumulative	18

	15.10 Survival	18

	15.11 Provisions Regarding Superiority of the Lease	18

	15.12 Landlord’s Consent	20

16.	DEFINITIONS	20

	16.1 Mortgage; Mortgagee	20

	16.2 Late Payment Rate	20

	16.3 Proportionate Share	21

	16.4 Unavoidable Delays	21

Exhibit A: Identification of Space Used by User

Exhibit B: Budget

Schedule 1(a): Tenant’s Assets

Schedule 1(b): User’s Assets

Schedule 1(c): Shared Assets

Schedule 2: Additional Covenants

Annex 1: Protocols

Annex 2: Wire Instructions

iii

5801 72nd AVE. S.E., CALGARY, CANADA (“CALGARY”)

SHARED WAREHOUSE AGREEMENT

This Shared Warehouse Agreement (“Agreement”) is entered into by and between Kraft Canada Inc., a Canadian corporation (“Tenant”), and Mondelēz Canada Inc., a Canadian corporation (“User”) and is dated as of the Distribution Date, as defined in that certain Separation Agreement entered into between Tenant and User’s parent company as of the Distribution Date (the “Separation Agreement”). (The Distribution Date is referred in this Agreement as the “Effective Date”.)

A. Tenant is the Tenant under that certain lease dated September 28, 2008 (“Lease”) with Hopewell (HDPII) Developments Inc. (“Landlord”) for the real property commonly known as 5801 72nd Ave. S.E., Calgary, Canada (“Property”).

B. The Property consists of offices and a 183,730 square foot warehouse (and approximately 22,955 square foot air conditioned area, approximately 39,435 square foot cooler area and approximately 1,292 square foot refrigeration space) and surrounding real property improved with a parking lot and other amenities. The warehouse is improved with various owned and leased, fixed assets, equipment and systems which support the warehouse functions (the foregoing assets are referred to collectively as the “Site Assets”). The Site Assets owned and/or leased by Tenant (“Tenant’s Assets”) are listed on Schedule 1(a). The Site Assets owned and/or leased by User (“User’s Assets”) are listed on Schedule 1(b). During the Use Period (as defined below) Tenant and User shall each have their Proportionate Share (as defined below) of use of the Site Assets listed on Schedule 1(c) as of June 30, 2012, and which will be updated from time to time to reflect additions and subtractions as required in the usual course of business, with an updated final schedule to be provided to User as promptly as practicable following the Effective Date (such Schedule 1(c) items hereinafter referred to as “Shared Assets”). For purposes of this Agreement, only Shared Assets are included in the definition of Property.

C. User has requested, and Tenant has agreed (on the terms and conditions set forth in this Agreement), to grant User the right to use User’s Share of the Property exclusively for its warehousing operations and limited office use (“Business Activities”) on the terms and conditions set forth below.

Therefore, Tenant and User agree as follows:

1. Shared Space; Duration of Agreement; Office Services.

Shared Space; Duration. Upon the terms and conditions of this Agreement, Tenant will let User use, and User agrees to use a limited number of the pallets within the warehouse and generally located within those portions of the Property depicted on Exhibit A as the “Shared Space” for the period of time (“Use Period”) commencing on the Effective Date (“Use Commencement Date”), and ending no later than 11:59 p.m. on the day preceding the second anniversary of the Effective Date (“Use Expiration Date”), unless sooner terminated in accordance with this Agreement. User also has the right to use its Proportionate Share of the offices (“User Office Space”) located within the Property and the routes necessary and reasonable for ingress and egress to and from the Shared Space and User Office Space. User will have no right to use those areas of the Property outside of the User Office Space, Shared Space and access routes, unless otherwise agreed in writing by Tenant.

1.1 Condition of Property and Office and Shared Spaces. User acknowledges that it is familiar with the physical condition of the Shared Space, User Office Space and Shared Assets, and that except for the obligations Tenant has agreed to undertake in this Agreement, Tenant has not made any representations or warranties regarding the condition of the Property. User taking possession of the Shared Space, User Office Space, Shared Assets or any portion thereof will be conclusive evidence against User that the Shared Space, User Office Space and Shared Assets were in good order and satisfactory condition. Except as expressly stated in this Agreement, Tenant has not made any promise to alter, remove, improve, redecorate or clean the Property or any part thereof or the land appurtenant thereto, nor has Tenant made any representation respecting the condition of the Property or any part thereof or the land appurtenant thereto. User and Tenant each hereby agrees that the premises are leased in their AS IS, WHERE IS condition with any and all latent or patent defects.

1.2 Relationship with 3PL.

(a) User and Tenant agree and acknowledge that each party to this Agreement is responsible for entering into and abiding by the terms of its respective agreements with Hopewell Distribution Services, Inc., a third party logistics service company (“3PL”), the party who handles all aspects of the warehousing and logistics functions at the Property pursuant to a separate agreement (“3PL Agreement”). 3PL and their approved subcontractors (as detailed in the 3PL Agreement) are the only parties permitted by Tenant to perform services of any kind in the Property. No other third parties will have access to the Property, without Tenant’s prior written consent, which consent may be withheld by Tenant in it sole and absolute discretion. User will abide by the 3PL Agreement and cause 3PL to abide by the statements of work and protocols governing the shared use of the Property and dispute resolution terms for exigent circumstances as set forth on Annex 1 (the “Protocols”). At all times when there are two separate 3PL agreements in place, Tenant covenants not to change its 3PL without User’s prior written consent, not to be unreasonably withheld or delayed. (For purposes of clarity, User’s consent shall not be required when Section 1.3(b) below is applicable.)

(b) To the extent that a separate 3PL Agreement is not entered into by User, the obligations of User under this Agreement are expressly subject and subordinate to any agreement that Tenant has in place with its own 3PL provider, a copy of which will be provided to User. User agrees to comply with all terms of Tenant’s 3PL agreement and will indemnify, defend and hold Tenant harmless from failure to comply with the 3PL Agreement and will pay a ratable share of all costs and expenses relating to any services provided there under as Operating Costs, consistent with past practices.

2. Payments; Security Deposit.

2.1 Rent/Calculation of User’s Share. For the right to use the Shared Space, User Office Space and the Shared Assets, User will pay Rent (as defined below) to Tenant. As used in this Agreement, “Rent” means User’s Share (as defined below) of Reimbursable Expenses (as defined in Section 3 below) as incurred by Tenant in connection with the use and operation of the entire Property (including Shared Assets) as well as any other amounts stated in this Agreement to be included in the definition of Rent. “User’s Share” means the percentage set forth below in Section 2.2. The cost of the use of User’s Office Space is factored into the above calculation.)

2.2 Stipulated User’s Share; Variations. Tenant and User stipulate that the User’s Share is 33% as of the Use Commencement Date. User shall be entitled to use User’s Share of pallets within the Property and User’s Share of Office Space. User will not be entitled to increase or decrease User’s Share during the Use Period unless mutually agreed upon by the parties, in a formal, written amendment to this Agreement.

2.3 Payment Terms. All Rent will be paid by User to Tenant, in advance, on the first day of the month for which due. Any Rent for a period of less than one month will be adjusted pro rata. It is the intention of the parties that User shall pay for User’s Share of all costs and expenses relating to the Shared Space regardless of User’s actual use thereof. All Rent and any other sums due Tenant hereunder will be paid at such place as Tenant previously may have designated in a notice to User, and in the absence of such designation will be paid by wire transfer pursuant to the written wire instructions attached hereto as Annex 2 or as otherwise sent by Tenant to User in accordance with the notice provisions of this Agreement.

2.4 Interest on Late Payments. All Rent and any other sums required by this Agreement to be paid to Tenant will bear interest from the date due at the Late Payment Rate (as that term is defined in Section 16.2 below) until paid.

2.5 Payments. The Rent payable under this Agreement will be paid to Tenant without notice or demand and without abatement, deduction, or setoff (except as otherwise specifically provided in this Agreement).

2.6 Security Deposit. No security deposit shall be required under this Agreement.

2.7 User Solely Liable for all 3PL Costs and Other Third Party Costs. User covenants to timely pay all 3PL costs and expenses related to the 3PL Agreement. User agrees to indemnify, defend and hold Tenant harmless from and against any and all costs due 3PL and other third parties engaged or employed by User.

3. User’s Obligation to Pay Reimbursable Expenses. User shall pay to Tenant the User’s Share of Reimbursable Expenses, as adjusted from time to time, as a component of Rent. For the avoidance of doubt, it is the understanding and intention of the parties to ratably share all costs and expenses in the operation of the Property including all costs incurred by Tenant for the Shared Space. For purposes of this Agreement, the following terms shall have the meanings set forth below:

3.1 Definition of Reimbursable Expenses. “Reimbursable Expenses” means “Operating Costs” (as defined below) plus “Taxes” (as defined below).

3.2 Definition of Operating Costs. “Operating Costs” means, for each calendar year (or portion thereof) during the Use Period, the aggregate of all costs, expenses, and liabilities of every kind or nature paid or incurred by Tenant in connection with the use/ownership, operation and maintenance of the “Project” (being the Property, all underlying land, together with driveways, parking facilities, warehouse and loading dock areas, roadways and any other similar improvements and easements associated with the foregoing or operation thereof as well as all Shared Assets and the warehouse management system (“WMS”) components used in the overall operation of the warehouse, but excluding those components of the WMS system used exclusively for Tenant’s operations). Operating Costs include, but are not limited to, the following costs determined in accordance with generally accepted accounting principles consistently applied: (A) all rent due under the Lease (including all amounts of base rent and additional pass through charges from Landlord regardless of whether such amounts are designated as rental payments, operating costs or financial liabilities of Tenant under the Lease) plus property management and/or administrative fees and expenses that are related to management of the Project; (B) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project; (C) cost of all association fees, landscaping, janitorial services, waste disposal, and utilities (including fuel, gas, electricity, water, sewer, and other services) for the Property, unless the same are separately metered and billed by such service provider directly to User or 3PL as reasonably determined by Tenant or charged by Landlord; (D) repairs, replacements, and general maintenance of the Project including but not limited to paving and parking areas, roads, roof repairs, alleys and driveways, trash collection, sweeping and removal of trash for the common areas, mowing and snow removal, landscaping and exterior painting, the cost of maintaining utility lines, fire sprinklers and fire protection systems, exterior lighting, Shared Assets and mechanical and plumbing systems serving the Project; (E) service, maintenance and management contracts for the operation, maintenance, management, repair, replacement, and security of the Project (including but not limited to alarm service, window cleaning, and service of the Shared Assets); (F) costs of professional services rendered for the general benefit of the Project; (G) environmental insurance or environmental management fees to the extent required by the Lease or otherwise prudent; (H) the cost of any insurance deductibles for insurance required to be maintained by Tenant; (I) all insurance expenses provided the same are related to insuring the Property and/or Shared Assets; (J) depreciation of any component of the Project and (K) costs for improvements made to the Project which, although capital in nature, are expected to reduce the normal operating costs (including but not limited to all utility costs) of the Project, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Tenant or as required by the Lease to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Tenant, using its good faith, commercially reasonable judgment or as required by the Lease, as well as capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority or any new interpretations of any Law hereafter rendered with respect to any existing Law, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord or Tenant, in its reasonable discretion. As used in this Lease, the term “Law” refers to any federal, state, and local laws, ordinances, rules and regulations, court orders, governmental directives, governmental orders and all interpretations of the foregoing, and all restrictive covenants affecting this Agreement or the Project. Notwithstanding the foregoing, User and Tenant agree that the following costs are specifically excluded from Operating Costs: (i) any costs relating to the Tenant’s Assets, and (ii) insurance costs that are not related to insuring the Property or Shared Assets.

3.3 Definition of Taxes. “Taxes” means all taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including but not limited to transfer taxes and non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Project (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income (if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Tenant a capital tax directly on the rents received therefrom or a margin tax, franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof). Taxes shall include the costs of consultants retained in an effort to lower Taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. The parties agree and understand that Taxes are not predictable and may increase significantly over the term of this Agreement.

3.4 Miscellaneous Amounts relating to the Lease. If Tenant is obligated to pay any additional amounts under the Lease, which are not otherwise included in this Section 3, whether the additional rent is to reimburse Landlord for taxes, operating expenses, billboard fees, association fees, insurance coverage, common area maintenance charges, or other expenses incurred by the Landlord in connection with the Project, User shall pay to Tenant the User’s Share of that additional rent (to the extent that additional rent is attributable to events or amounts billed for periods falling within or occurring during the term of this Agreement). The payment shall be due from User to Tenant no fewer than five (5) days before Tenant’s payment of such additional rent is due to the Landlord, provided that User shall have been billed at least 10 days before that date (the bill shall be accompanied by a copy of Landlord’s bill and other material furnished to Tenant in connection with the bill). Any such amounts incurred shall be included within the definition of “Rent” for purposes of this Agreement.

3.5 Estimates. User shall pay to Tenant, in advance on a monthly basis, an amount equal to the estimated Rent for each year of the Use Period or part thereof divided by the number of months therein. Attached as Exhibit B is an budget for the Project prepared by Tenant and approved by User, which reflects a good faith estimate of Rent. Based on Exhibit B, the parties have agreed that User will pay to Tenant the monthly sum allocated to User on Exhibit B, in advance, as Tenant’s initial estimate of Rent. From time to time, Tenant may estimate and re-estimate the amount of Rent to be due and deliver a copy of the estimate or re-estimate to User. Thereafter, the monthly installments of Rent shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, User shall have paid all of Rent estimated by Tenant for such calendar year. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when the actual amount of Rent is available for each calendar year or fraction thereof (in the instance of any partial calendar year).

(a) On or before January 31 of each calendar year during the term (and within 180 days of the Use Expiration Date), Tenant shall furnish to User a statement of Rent for the previous year (the “Rent Statement”). If Tenant fails to issue a Rent Statement, User will send a written request for Tenant to issue a Rent Statement. Within 30 days of receipt of the request for

Rent Statement, Tenant will then issue a Rent Statement. If User’s estimated payments of Rent for the year covered by the Rent Statement exceeded the actual Rent due as indicated in the Rent Statement, then Tenant shall promptly credit or reimburse User for such excess; likewise, if User’s estimated payments of Rent for such year were less than the actual Rent due as indicated in the Rent Statement, then User shall promptly pay Tenant such deficiency. All true up obligations contained in this Agreement shall survive the Use Period.

(b) To minimize the administrative burden on each party, Tenant’s books and records with regard to Rent are available for inspection by User at Tenant’s offices during Tenant’s regular business hours for 30 days after the date of issuance of each Rent Statement. The parties agree to work in good faith to address any questions relating to the Rent Statement.

3.6 Example. For purposes of clarity, the following is an example of the parties’ intentions with respect to Rent due under this Agreement: If Reimbursable Expenses total $500,000/month ($400,000 for Operating Costs and $100,000 for Taxes) and User’s Share is 40%, then User shall pay to Tenant as Rent, $200,000/month. If Landlord passes through any additional costs or Tenant incurs any expenses in the operation of the Project due and payable under this Agreement (as miscellaneous expenses) and/or the Lease, User shall pay User’s Share of the such amounts as well, regardless of whether such amounts were included in the estimate. User shall at all times remain responsible for 100% of any services or expenses incurred solely on User’s behalf (i.e. User shall pay 3PL directly and shall be solely responsible for all components of the WMS system that are used solely for User’s operations).

4. Permitted Uses.

User will use Shared Space and User Office Space solely for User’s Business Activities. User will not, without the prior written consent of Tenant (which consent may be granted or withheld in Tenant’s sole and absolute discretion) permit the User Office Space or the Shared Space to be used for any purpose substantially different from those activities described in Recital C of this Agreement.

5. Compliance with Laws; Maintenance and Repair.

5.1 No Law Violations or Nuisances. User will not make or permit any use of the Property, or any part thereof, which violates any applicable statute, ordinance, regulation or other requirement of any governmental authority, or which constitutes a public or private nuisance or which may render void or voidable any insurance then carried by Tenant or User pursuant to this Agreement.

5.2 Compliance With Laws. User will conduct all of its activities within the User Office Space and the Shared Space in a manner conforming to the requirements of all Laws (including but not limited to applicable statutes, ordinances, regulations and other requirements of any governmental authority, the regulations or other requirements of any national or local fire marshal, board of fire underwriters or any other body exercising similar functions) and the requirements of all policies of insurance maintained in force on or with respect to the Property pursuant to this Agreement. User will keep the User Office Space and the Shared Space equipped with all safety appliances required because of User’s use. User will obtain and keep in force any licenses and permits required by, and otherwise comply with the orders and regulations of, all governmental authorities relating to User’s use of the Property.

5.3 Repairs and Maintenance; Cost Sharing.

(a) Tenant’s Obligations; User Share of Costs. Tenant, to the extent required under the Lease, will maintain the Property in good order, repair and condition. Tenant’s obligations under this Section 5.3 may include: (i) the foundation, roof and structural soundness of the concrete floors and exterior walls; (ii) those portions of the water, plumbing, sewer and electrical systems that are not within the possession or control of the User Office Space; and (iii) the driveways, parking areas and other areas adjoining the Property. Tenant will not be required to commence any repairs in the User Office Space or Shared Space until a reasonable time after written notice from User that the same are necessary. The obligation of Tenant to maintain in good condition and repair those parts of the Property, as provided above, will not extend to any damage or disrepair caused by the neglect or fault of User or its employees, contractors or agents, which damage or disrepair will be repaired by Tenant and the full amount of the costs incurred will be charged to User. The provisions of this Section 5.3 will not apply in the event of damage or destruction by fire or other casualty or a taking by condemnation by any competent authority. In any such event, the obligation of Tenant will be controlled as otherwise provided in this Agreement. All costs and expenses incurred in connection with Tenant’s obligations under this Section 5.3(a) will be included in the calculation of Rent.

(b) User Obligations. User will at all times keep the Shared Space and User Office Space clean, neat and safe, and in good order and condition. At the end of the Use Period. User is solely responsible for all costs and expenses associated with the use, repair, maintenance and replacement of the User’s Assets.

(c) WMS and 3PL. User will indemnify, defend and hold harmless each of Tenant and Landlord from and against User’s breach of this Agreement, failure to pay for the costs associated with its contracts and for any negligence or misconduct of User, its employees, agents and contractors. This indemnification obligation shall specifically apply to the 3PL Agreement and the WMS System.

(d) Maintenance of Temperature at Conditioned Sites. The parties agree that 3PL is solely responsible for all temperature controls within the warehouse. In the event of any issues arising with respect to the temperature conditions impacting storage within the warehouse, the impacted party will immediately notify 3PL and cause 3PL to promptly address any issues.

6. Insurance.

6.1 Property and Casualty. At all times throughout the Use Period, and subject to the terms of the Lease, Tenant will: (a) keep the Property insured against loss or damage by fire and other casualties; and (b) carry and maintain broad form boiler and machinery insurance on all equipment and objects (which are part of the Property) customarily covered by such insurance. All such insurance obtained by Tenant will be in such amounts and with such coverage as Tenant determines in its discretion or is otherwise required by the Lease. At all times throughout the Use Period, User will, at User’s sole cost and expense, keep User’s personal property, inventory and equipment, including but not limited to the User’s Assets (collectively, “Personal Property”) insured against loss or damage by fire and other casualties.

6.2 Liability. User will, at User’s sole cost and expense, throughout the term of this Agreement, but for the mutual benefit of Tenant and User, maintain the following kinds and amounts of insurance: (a) comprehensive general liability insurance against claims for bodily injury and property damage, such insurance to afford protection to the limit of $5,000,000 per occurrence and $5,000,000 in the aggregate in respect of bodily injury or death; (b) employer’s liability insurance in the amount of not less than $1,000,000; and (c) workmen’s compensation insurance in such amounts as may be required by Law.

6.3 Insurance Companies; Evidence of Insurance. All insurance provided for in this Section 6 or elsewhere in this Agreement will be effected under valid and enforceable policies issued by insurers with an AM Best rating of A-VII or better. Certificates of insurance will be provided upon request by either party.

6.4 Additional Insureds. All policies of insurance provided for by Tenant in Section 6.l above will name Landlord, Tenant and Tenant’s Mortgagee (if any) as the insureds, as their respective interests may appear and all policies of insurance provided for by User in Section 6.1 above will name User as the insured. All policies of insurance provided for in Section 6.2 above will name User as the insured and Landlord and Tenant and each party’s Mortgagee as additional insureds. All such policies will provide that should any of the above described policies be canceled before the expiration date thereof, notice will be delivered in accordance with policy provisions to the Tenant.

6.5 Waiver of Subrogation Rights. Whenever (a) any loss, cost, damage or expense resulting from fire or other casualty is incurred by either Tenant or User or anyone claiming by, through or under either of them in connection with the Property, and (b) the party suffering such loss is then either covered in whole or in part by insurance with respect to such loss, cost, damage or expense (or is required under this Agreement to be so insured), then the party so insured (or so required) hereby releases the other party from any liability said other party may have on account of such loss, cost, damage or expense to the extent of any amount recovered by reason of such insurance (or which could have been recovered, had insurance been carried as so required) and waives any right of subrogation which might otherwise exist in or accrue to any person on account thereof.

7. Negative Covenants, Early Termination and Restrictions, Additional Covenants.

7.1 No Liens. User will not suffer or permit any vendor’s, mechanic’s, laborer’s, or materialman’s statutory or similar lien to be filed against the Property or any interest of Tenant or User therein by reason of labor, services or materials supplied or claimed to have been supplied to User or anyone holding or using the Property, or any part thereof, through or under User (including labor, services or materials supplied in connection with any repairs or maintenance provided by User under Section 1.3 or Section 5 above). If any such lien is filed against the Property, User will, within 20 days after notice of the filing thereof, cause the same to be released and discharged.

7.2 No Assignment and Subletting. As a material inducement for Tenant to enter into this Agreement with User, User agrees that neither this Agreement nor User’s interest hereunder will under any circumstances, whether voluntary or involuntary, or by operation of law, be assigned or transferred by User, nor will User allow any other person to use or occupy any portion of the User Office Space or Shared Space, without in each case the prior written consent of Tenant being first obtained (which consent may be granted or withheld in Tenant’s sole and absolute discretion). User agrees and acknowledges that the Tenant is ultimately responsible to Landlord under all terms of the Lease and therefore it is reasonable for Tenant to be exercising its right to consent or to not consent in its sole and absolute discretion. This absolute presumption against assignment or sub-letting User’s interest under this Agreement overrides any rights that may exist under the Lease that are more generous than the provisions of this Section 7.2.

7.3 Early Termination Options

(a) User’s Early Termination Option. User may elect to terminate this Agreement by providing written notice to Tenant no less than 180 days’ prior to the date of intended early termination (“User Termination Notice”). The User Termination Notice shall advise Tenant of the date on which User will vacate the Property, said date being no earlier than 180 days from the date of the User Termination Notice (“User Termination Date”). Notwithstanding any early termination in accordance with the provisions of this Section 7.3, User will be liable for all rent accruing through the User Termination Date, regardless of whether or not User chooses to remain in physical possession of the Shared Space, User Office Space and/or Shared Assets. For purposes of clarity, in the Event that User delivers the User Termination Notice and provided that User timely vacates the Property in accordance with the terms of this Agreement, User will only be responsible for its obligations, including payment of Rent and other charges, under this Agreement accruing through the User Termination Date, but will not, however, be liable for Rent or other costs first accruing after the User Termination Date.

(b) Termination by Mutual Agreement. Notwithstanding any other provision of this Agreement, in the event that the parties mutually agree to enter into separate agreements with third parties for warehousing, use of the facility, office space and a lease of the Building, including without limitation WMS (e.g. Red Prairie, Matrics), and have segregated all owned or leased assets used in the facility, upon User providing Tenant with appropriate evidence of the documentation supporting the segregation and Landlord’s release of Tenant from all obligations under the Lease relating to User’s continued use of the Property, this Agreement shall terminate effective as of the date of the commencement of completely independent operations, without any penalties under this Agreement.

7.4 Covenant Against Waste. User agrees not to do or suffer any waste or damage to, or impairment of the value of, the Property.

7.5 Restriction on Third Party Vendors. Except as expressly provided in this Agreement, User will not enter into any third party vendor agreements that entail the use, presence, installation of systems or occupancy by any vendor of the User Office Space or Shared Space without Tenant’s prior written consent, which may be granted or withheld in Tenant’s sole and absolute discretion.

7.6 Loading Docks and Shared Assets. User will not utilize more than User’s Share of any loading docks or Shared Assets included in the Shared Space without the prior written consent of Tenant (which consent may be granted or withheld in Tenant’s sole and absolute discretion).

7.7 Additional Covenants. The additional covenants set forth on Schedule 2 are incorporated into the body of this Section 7.7 as if fully restated herein.

8. Condemnation; Damage and Destruction.

8.1 Condemnation. If all or any Material (as defined below) part of the Property is taken as a result of the exercise of the power of eminent domain, this Agreement will terminate on the date of vesting of title in the condemning party under such eminent domain proceedings, and all Rent and other sums payable by User hereunder will be prorated to the date of such vesting. Notwithstanding any judicial allocation of any award, the entire award will be paid to Tenant (or to Tenant’s Mortgagee, if any, under the terms of its Mortgage), and User will not have any right to any apportionment of or share in the award. For purposes of this Section 8, “Material” or “Materially” shall mean at least 50% of the User Office Space and Shared Space or 70% of the Property is damaged, destroyed or taken so that User is unable to use the User Office Space and Shared Space for its intended purposes.

8.2 Damage and Destruction; Tenant’s Right to Terminate. If the Property is damaged or destroyed, regardless of the cause or the amount of the loss or the existence of insurance to cover such loss, Landlord/Tenant will have the right, but not the obligation, to either repair the damage or terminate this Agreement. If Landlord/Tenant elects to repair, repair and restoration will be promptly commenced and diligently pursued to completion, due allowance being made for time needed to adjust insurance and for Unavoidable Delays (as defined below). The performance by User of its other obligations under this Agreement will continue notwithstanding any such loss, except for temporary suspension of performance rendered impossible by such damage or destruction. However, User will be entitled to an abatement of Rent with respect to any portion of the User Office Space and Shared Space which User is unable to use for its business activities. If Landlord/Tenant elects not to restore such damage, this Agreement will be terminated effective as of the date Landlord/Tenant notifies User that Landlord/Tenant does not intend to restore.

8.3 User Right to Terminate. If the Property is Materially destroyed, User will have an option to immediately terminate this Agreement by written notice to Tenant. Upon the exercise of such an option, this Agreement will terminate and User will pay all Rent and its Proportionate Share of other charges then due hereunder, equitably apportioned to the date of such termination.

8.4 Insurance Proceeds. All Insurance proceeds on account of any loss will be paid [first in accordance with the terms of the Lease and thereafter,] to Tenant and may be used by Tenant to pay the costs of restoration of such improvements or may be kept by Tenant in its sole discretion.

8.5 Tenant Not Liable for Interruption of Business Activities. In no event will Tenant be liable to User for loss of revenue, or indirect, special or consequential damages arising out of the partial or total destruction or damage to the Property or any portion thereof by reason of a fire or other casualty.

9. Changes and Alterations.

9.1 By User. User is absolutely prohibited from making any changes or alterations to the User Office Space, Shared Space, Shared Assets or to systems and/or infrastructure supporting such areas, in each instance without Tenant’s prior written consent, which consent may be granted or withheld in Tenant’s sole and absolute discretion. If Tenant does so consent, User will provide Tenant with copies of all plans and contracts and procure and pay for all required permits and authorizations of the various governmental authorities having jurisdiction over the Property. Tenant agrees to join in the application for such permits or authorizations whenever such action is necessary at User’s sole cost and expense. Notwithstanding the foregoing, User is solely responsible for all costs and expenses of any labor, materials or other work to the Shared Space, User Office Space and Shared Assets pursuant to this Section 9 and for all costs and expenses associated with the removal of the User’s Assets and any repairs to or cleaning of the Shared Space and User Office Space that may be required following the removal of the User’s Assets at the end of the Use Period. User agrees and acknowledges that in some instances, Landlord’s consent may also be required for any change, repair or alteration and in such instances, Tenant’s consent shall not relieve User from the obligation of obtaining Landlord’s consent as well.

9.2 Standards; Timing; Insurance. If Tenant consents to any change or alteration, (and Landlord’s consent, where required), the following requirements will apply: (a) all work done in connection therewith will be done promptly and in a good and workmanlike manner and in compliance with the Lease and zoning laws of the place in which the Property is located and with all laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments and the appropriate departments, commissions, boards and officers thereof, and in accordance with the orders, rules and regulations of the fire marshal or board of fire underwriters where the Property is situated or any other body exercising similar functions; (b) the cost of any such change or alteration will be paid in cash so that the Property will at all times be free of liens for labor and materials supplied or claimed to have been supplied to the Property; (c) the work of any change or alteration will be prosecuted with reasonable dispatch, Unavoidable Delays excepted; (d) there will be maintained workmen’s compensation insurance covering all persons employed in connection with the work and with respect to whom death or injury claims could be asserted against Tenant, User or the Property; and (e) general liability insurance for the mutual benefit of User and Tenant (and Tenant’s Mortgagee, if any), as described in Section 6.2 of this Agreement, will be increased to such amounts as requested or required by Landlord/Tenant, at User’s sole cost and expense at all times when any work is in process in connection with any change or alteration.

9.3 Part of Property. All improvements and alterations made or installed by User in or on the Property, immediately upon completion or installation thereof, will be and become a part of the Property and will be subject to the terms of this Agreement. At Tenant’s sole discretion, User will remove all improvements and alterations made or installed by User and restore the Property to the condition existing prior to commencement of the Use Period, at User’s sole cost.

9.4 Tenant Not Responsible. Tenant, by approving or inspecting any design, plans, drawings or specifications or any contract for work or materials or the method of performing any work by User or its employees, agents, contractors or subcontractors, does not assume any responsibility or liability as to the safety, adequacy, sufficiency, legality or otherwise of what is approved or inspected, which responsibility or liability will be and remain with User.

10. Waiver of Claims; Indemnification.

10.1 Waiver and Release. User waives and releases Tenant and Tenant’s officers, directors, contractors, agents and employees from all claims for damage to person or property sustained by User relating to: (i) the Property or the land appurtenant thereto or any part thereof or any equipment or appurtenance therein or thereon becoming out of repair; (ii) any accident in or about the Property or the land appurtenant thereto; and (iii) any act, directly or indirectly, of Tenant and Tenant’s officers, directors, contractors, agents and employees.

10.2 Tenant’s Rights to Cure or Repair. If any damage to the Property or to Tenant or to other users of the Property, results from any act, omission or neglect of User or of User’s contractors, agents or employees, Tenant may, at Tenant’s option, repair such damage and User will, upon demand by Tenant, promptly reimburse Tenant for the total cost of such repairs in excess of the amount, if any, paid to Tenant under insurance covering such damages.

10.3 Risk of Loss. All Personal Property situated in the Property and belonging to User, its contractors, agents or employees or visitors or any occupant of the premises will be situated there at the risk of User or such other person only, and Tenant will not be liable for damage thereto or theft, misappropriation or loss thereof.

10.4 Indemnification Against Claims. Except as otherwise provided in Sections 6.5 and 9.4 above, Tenant and User agree to hold each other harmless and indemnify each other, their respective officers, directors, agents, contractors and employees from and against all claims, liability and costs (including, but not limited to, reasonable attorneys’ fees and costs) for injuries to persons and damage to property, arising from occurrences in or about the Property or the land appurtenant thereto, caused in whole or in part, by the act, omission or negligence of the other of them, their respective agents, contractors, employees and visitors.

10.5 Indemnification Against Costs. User agrees to pay, and to indemnify Tenant against, all legal costs and charges, including counsel fees, lawfully and reasonably incurred in connection with the following: (a) obtaining possession of any portion of the Property after a default by User and its failure to cure such default within the time provided in this Agreement; (b) User’s default of all obligations under this Agreement including, but not limited to, in surrendering possession upon the expiration or earlier termination of this Agreement and/or in enforcing any covenant or agreement of User in this Agreement; or (c) in any suit or proceeding affecting the Property or this Agreement to which the Tenant is joined as a party by reason of User’s use of the Property under this Agreement.

11. Inspection of Office and Shared Spaces.

11.1 Entry for Repairs and Other Purposes. User agrees to permit Landlord/Tenant and Landlord/Tenant’s authorized representatives to enter the User Office Space at all reasonable times for the purposes of: (a) inspecting the same, and (b) making any necessary repairs to the Property and performing any work therein that may be necessary by reason of User’s default under the terms of this Agreement. Notwithstanding the foregoing, Tenant has no obligation to perform any work that User is required to perform under this Agreement, and Landlord/Tenant’s performance thereof will not constitute a waiver of User’s default in failing to perform the same. Landlord/Tenant may, during the progress of any such work in the User Office Space, keep and store upon the User Office Space all necessary materials, tools and equipment. Tenant will not in any event be liable for inconvenience, annoyance, disturbance, or damage to User by reason of making such repairs or the performance of any such work in the Property, or on account of bringing materials, supplies and equipment into or through the Property during the course thereof, and the obligations of User under this Agreement will not thereby be affected in any manner whatsoever.

11.2 Entry For Sale or Other Purposes. Landlord/Tenant is hereby given the right at all reasonable times to enter the User Office Space and to exhibit the same for the purpose of sale or any other purposes, and Tenant will use reasonable care to avoid disturbing User during any such entry.

12. Defaults.

12.1 Events Constituting Defaults; Tenant’s Options. If (i) User defaults in the payment of any Rent, or any other amounts due hereunder or in the maintenance of insurance or allows any lien to attach to Tenant’s title to the Property or its interest in this Agreement, and such default continues for 10 days after notice thereof given by Tenant to User, or (ii) if User defaults in the performance of any other obligation under this Agreement and such default continues for 30 days after notice thereof given by Tenant to User, or (iii) if User files a petition under any bankruptcy or insolvency law, or if such a petition is filed against User and is not dismissed within 60 days, then Tenant may, at its option, without further notice, elect to terminate this Agreement or (without terminating this Agreement) to terminate User’s rights to use the Shared Space, User Office Space and Shared Assets, and in such event Tenant or Tenant’s agents and servants may immediately or at any time thereafter re-enter the User Office Space and remove all persons and all or any property therefrom, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by force or otherwise, without being liable for indictment, prosecution or damages therefor, and with or without terminating this Agreement, and repossess and enjoy the User Office Space, together with all additions, alterations and improvements.

12.2 Tenant’s Further Remedies. Nothing in this Agreement will limit or prejudice Tenant’s right to prove and obtain as liquidated damages arising out of any breach or default by User the maximum amount allowed by any statute or rule of law, whether such amount be greater, equal to or less than the amounts payable by User hereunder during what would have been the balance of the Use Period.

12.3 Tenant’s Rights to Cure or Perform. If User defaults in the payment of any amounts due under this Agreement or other tax or excise or in the maintenance of insurance or the repair or restoration of the Property, or allows any lien arising on account of any act or omission of User to attach to Tenant’s title to the Property or its interest in this Agreement, or fails to make any other payment or perform any other act, agreement, covenant, or obligation under this Agreement, Tenant may cure any such default, and the cost thereof together with interest at the Late Payment Rate will be an additional amount due from User upon demand.

12.4 Waivers by User. USER HEREBY EXPRESSLY WAIVES THE SERVICE OF NOTICE OF INTENTION TO RE-ENTER PROVIDED FOR IN ANY STATUTE NOW OR HEREAFTER IN FORCE, OR TO INSTITUTE LEGAL PROCEEDINGS TO THAT END, AND ALSO WAIVES ANY AND ALL RIGHT OF REDEMPTION PROVIDED FOR IN ANY STATUTE NOW OR HEREAFTER IN FORCE IN CASE USER IS DISPOSSESSED BY A JUDGMENT OR BY WARRANT OF ANY COURT OR JUDGE. USER WAIVES AND WILL WAIVE ALL RIGHTS TO A TRIAL BY A JURY IN THE EVENT THAT SUMMARY PROCEEDINGS OR ANY OTHER ACTION OR PROCEEDING ARE INSTITUTED BY OR AGAINST IT.

13. Dispute Resolution. Except for disputes relating to the 3PL Agreement and adherence to the Protocol (which are separately governed by the Dispute Resolution Policy (as defined in Section 1.3 above)), any controversy or claim arising out of or relating to the remaining provisions of this Agreement (a “Dispute”), will be resolved: (i) first, by negotiation with the possibility of mediation as provided in subsection 13.1 below; and (ii) then, if negotiation and mediation fail, as provided in subsection 13.2 below. The procedures set forth in this Section 13 will be the exclusive means for resolution of any Dispute. The initiation of mediation or arbitration will not toll applicable statutes of limitation or repose unless the parties otherwise agree in writing.

13.1 Negotiation and mediation. If either party serves written notice of a Dispute upon the other party (a “Dispute Notice”), the parties will first attempt to resolve the Dispute by direct discussions between representatives of the parties who have authority to settle the Dispute. In the event the Dispute is not resolved within 15 days by the initial representatives to whom the matter is referred, the Dispute will be escalated for resolution to the CFO of each party. If the parties agree, they may also attempt to resolve the Dispute through mediation administered by a mutually agreed upon mediator.

13.2 Arbitration or litigation. If a Dispute is not resolved within 45 days after the service of a Dispute Notice, the Dispute will be resolved through arbitration under clause (a) or (d) below, except that if the Dispute involves infringement, other violation, validity, enforceability, or ownership of intellectual property rights, either party may initiate litigation under clause (b) below.

(a) Arbitration.

(i) Any arbitration will be administered by the International Centre for Dispute Resolution (the “ICDR”) in accordance with its International Arbitration Rules and before a panel of three arbitrators having experience or expertise in the subject matter of the Dispute. The claimant will designate an arbitrator in its request for arbitration and the respondent will designate an arbitrator in its answer to the request for arbitration. When the two co-arbitrators have been appointed, they will have 21 days to select a third arbitrator who will serve as the chair of the arbitral tribunal, and if they are unable to do so, the ICDR will appoint the chair by use of the “list method.” The place of arbitration will be New York, New York. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

(ii) Interim relief. At any time during or before the arbitration of a Dispute between the parties, either party may initiate litigation seeking interim relief, including pre-arbitration attachments or injunctions, necessary to preserve the parties’ rights or to maintain the parties’ relative positions pending completion of the arbitration.

(iii) Procedures and remedies in arbitration. In the arbitration, each party will be entitled to reasonable, expedited discovery of documents and information that relate specifically to the substance of the Dispute, but no depositions or third party discovery will be conducted. At least seven days before the hearing, each party will provide the other with a written position statement and copies of all evidence that it intends to produce at the hearing. The parties will treat as confidential all discussions and submissions made in connection with the arbitration proceeding, and all non-public documents and information produced or submitted in the proceeding. The arbitrators’ decision will be in writing, rendered no more than 60 days after the date on which the arbitration panel is selected. The arbitrators will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement nor any right or power to award punitive, exemplary or treble (or other multiple) damages.

(b) Litigation. Any litigation that may be initiated in lieu of arbitration, as provided above, will be brought only in the United States District Court for the Southern District of New York or in the state courts located in that District. The parties consent to jurisdiction and venue in those courts. The parties waive the right to a jury in any such litigation.

(c) Expenses. The parties will equally share the fees charged for any mediator’s services and will bear their own internal expenses incurred in connection with resolving a Dispute. If any Dispute is resolved through arbitration or litigation, the prevailing party will be entitled to recover, from the other party, the reasonable out of pocket expenses that it incurred in connection with the arbitration or litigation, including attorneys’ fees, arbitrator fees, and expert witness fees.

(d) Arbitration for Financial Disputes. In the event of a dispute involving calculations of Rent, Reimbursable Expenses, interest calculations or other purely financial matters, any arbitration under subsection (a) will be handled at the end of the calendar year in which the dispute arose, in accordance with the true-up procedures set forth in this Agreement. If the parties have not resolved the disputed matters within 30 days after the end of the calendar year, the dispute will be submitted to, and heard before, Ernst & Young LLP, or if such accounting firm shall decline to act or is not, at the time of submission thereto, independent of Tenant or User, to another arbitrator from any mutually agreed upon accounting firm. Each party will use commercially reasonably efforts to cause the arbitrator to decide not later than 30 days after submission of the particular matter to the arbitrator. The arbitration will be limited solely to the financial calculations. Except as otherwise provided in this subsection (d), the provisions in subsection (a) will apply to any arbitration under this subsection (d). In order to minimize the administrative burden of resolving ongoing financial disputes, all financial disputes requiring arbitration will be handled at the end of the calendar year in accordance with the true-up procedures set forth in this Agreement.

14. Surrender of Space/Holdover. User will, upon termination of this Agreement, surrender the Shared Space, User Office Space and Shared Assets (solely to the extent the same are not User’s Assets) to Tenant in good order, condition and repair, except for reasonable wear and tear and for damage that User is not required under the terms of this Agreement to restore or repair.

14.1 Holdover. Should User, or any of its successors in interest, hold over in its occupancy of the Property, or any part thereof, after the Use Expiration Date, unless otherwise agreed in writing, such holding over shall constitute and be construed as creating a month-to-month tenancy only, terminable at the will of Tenant, at a rental equal to the greater of (a) the then fair market rental value of the Shared Space and if applicable the User Office Space, or (b) the total rental payable for the last month of the Use Period plus fifty percent (50%) of such amount, payable in full on the first day on which User holds over and on the first day of each month thereafter during such holdover period. The holdover rental amount shall be recalculated and adjusted upwards monthly. The inclusion of the preceding sentence shall not be construed as Tenant’s permission for User to hold over. In addition, User shall protect, defend, indemnify and hold Tenant harmless from all loss, costs (including but not limited to reasonable attorney’s fees and all costs and expenses incurred under the Lease) and liability resulting from such holdover, including but not limited to any claims made by any succeeding tenant founded upon User’s failure to vacate the Property upon expiration of the Use Period, as it may be extended, and any lost profits to Tenant and or Landlord resulting therefrom.

14.2 Notices. All notices under this Agreement will be in writing, sent by hand delivery, by FedEx or other commercial overnight courier, by fax or email, directed to the address, fax number, or email address set forth below. Notices sent by hand delivery, by FedEx or other commercial overnight courier are effective upon receipt. Notices sent by fax or email are effective upon transmission, provided that the sender does not receive any indication that the fax or email has not been successfully transmitted.

If to Tenant:

95 Moatfield Drive

North York, Ontario M3B 3L6

Attn: General Counsel

Fax: (416) 441-5328

If to User:

3660 Matheson Blvd. East

Mississauga, Ontario L4W 5M2

Attn: General Counsel

15. Miscellaneous.

15.1 No brokers. User and Tenant represent and warrant to each other that no broker interested User in the User Office Space or the Shared Space or assisted User or Tenant in the negotiations of this Agreement. User and Tenant hereby agree to hold harmless and indemnify each other from and against all claims for costs (including reasonable attorneys’ fees), expense or liability for any compensation, commissions and charges claimed by any broker or agent who claims to have dealt with the other of them with respect to this Agreement or the negotiation thereof.

15.2 Relationship of parties. Except as specifically provided herein, neither party will act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.

15.3 Entire agreement; no reliance; amendment. This Agreement (including all exhibits) is the entire agreement with respect to its subject matter, and any prior agreements, oral or written, are no longer effective. In deciding whether to enter into this Agreement, the parties have not relied on any representations, statements, or warranties other than those explicitly contained in this Agreement. No changes to this Agreement are valid unless in writing, signed by both parties. In the event of any conflict between the terms of this Agreement and the terms of the Separation Agreement, the terms of this Agreement will prevail.

15.4 Waiver. Except as otherwise specifically provided elsewhere in this Agreement, neither party waives any rights under this Agreement by delaying or failing to enforce them.

15.5 Counterparts. This Agreement may be executed in counterparts. Facsimile signatures are binding.

15.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability will not affect any other provision of this Agreement. Upon such determination that a provision is invalid or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

15.7 Interpretation. The headings and table of contents contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The provisions of this Agreement will be construed according to their fair meaning and neither for nor against either party irrespective of which party caused such provisions to be drafted. The terms “include” and “including” do not limit the preceding terms. Each reference to “$” or “dollars” is to United States dollars. Each reference to “days” is to calendar days.

15.8 Governing Law. This Agreement will be construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

15.9 Remedies cumulative. The specific remedies to which Tenant or User may resort under the terms of this Agreement are cumulative. The failure of Tenant or User to insist in any one or more cases upon the strict performance of any of the covenants of this Agreement, or to exercise any option herein contained, will not be construed as a waiver or relinquishment for the future of such covenant or option. A receipt by Tenant of payments with knowledge of the breach of any covenant or agreement hereof will not be deemed a waiver of a breach by User, and no waiver, change, modification or discharge by either party hereto of this Agreement or of any provision in this Agreement, or surrender by User of the User Office Space, will be deemed to have been made or will be effective unless expressed in writing and signed by both Tenant and User. In addition to the other remedies in this Agreement provided, Tenant and User will be entitled to the restraint by injunction of the violation, or attempted or threatened violation of any of the covenants, conditions or provisions of this Agreement or to a decree compelling performance of any of such covenants, conditions or provisions.

15.10 Survival. Sections 2, 3, 5, 7, 8, 10, 12, 13, 14 and 15 will survive any termination or expiration of this Agreement.

15.11 Provisions Regarding Superiority of the Lease. This Agreement and all the rights of parties under it are expressly subject and subordinate to the Lease. Each party agrees that it will not, by its act or omission to act, cause a default under the Lease. In furtherance of the foregoing, the parties confirm, each to the other, that it is not practical in this Agreement to restate all of the rights and obligations of the various parties under the Lease and to specifically allocate those rights and obligations in this Agreement. Accordingly, in order to afford to User the benefits of this Agreement and of those provisions of the Lease that by their nature are intended to benefit the party in possession of the Property, and in order to protect Tenant against a default by User that might cause a default or event of default by Tenant under the Lease, the parties agree:

(a) Provided User shall timely pay all Rent when due under this Agreement, Tenant shall pay, when due, all base rent, additional rent and other charges payable by Tenant to Landlord under the Lease.

(b) Except as otherwise expressly provided in this Agreement, Tenant shall perform its covenants and obligations under the Lease that do not require possession of the Shared Space and/or User Office Space for their performance and that are not otherwise to be performed under this Agreement by User on behalf of Tenant. For example, Tenant shall at all times keep in full force and effect all insurance required of Tenant as Tenant under the Lease unless that requirement is waived in writing by, Landlord.

(c) Except as otherwise expressly provided in this Agreement, User shall perform all affirmative covenants and shall refrain from performing any act that is prohibited by the negative covenants of the Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Shared Space and/or User Office Space. If practicable, User shall perform affirmative covenants that are also covenants of Tenant under the Lease at least 5 days prior to the date when Tenant’s performance is required under the Lease. Tenant shall have the right to enter the User Office Space to cure any default by User under this Section.

(d) Tenant shall not agree with Landlord to any amendment to the Lease that might have an adverse effect on User’s occupancy of the User Office Space or its use of the Shared Space for their intended purpose, unless Tenant shall first obtain User’s prior approval, which shall not be unreasonably withheld, conditioned or delayed.

(e) Tenant grants to User the right to receive all of the services and benefits with respect to the Shared Space and/or User Office Space that are to be provided by Landlord under the Lease. Unless otherwise expressly provided herein, Tenant shall have no duty to perform any obligations of Landlord that are, by their nature, the obligation of an owner or manager of real property. For example, Tenant shall not be required to provide the services or repairs that the Landlord is required to provide under the Lease. Tenant shall have no responsibility for or be liable to User for any default, failure, or delay on the part of Landlord in the performance or observance by Landlord of any of its obligations under the Lease, nor shall any default by Landlord affect this Agreement or waive or defer the performance of any of User’s obligations under this Agreement, except to the extent that the default by Landlord excuses performance by Tenant as Tenant under the Lease. Notwithstanding the foregoing, the parties contemplate that Landlord will perform its obligations under the Lease and in the event of any default or failure of performance by Landlord, Tenant agrees that it will, upon notice from User, make demand upon Landlord to perform its obligations under the Lease, and if User agrees to pay all costs and expenses of Tenant (to be shared by Tenant pro rata if Landlord’s default adversely affects Tenant) and provides Tenant with security for that payment reasonably satisfactory to Tenant, Tenant will take appropriate legal action to enforce the Lease.

(f) Notwithstanding any other provision of this Agreement, in no instance shall User have any greater rights under this Agreement than the rights that are afforded to Tenant under the Lease. In the event of a conflict between the terms of this Agreement and the Lease, the terms of the Lease shall prevail. User acknowledges and agrees that User has received a copy of the Lease and will abide by the terms, covenants and agreements set forth therein. In the event that Tenant’s consent or approval is required or requested by User in connection with any provision of this Agreement, Tenant shall not in any manner be obligated to provide consent or approval if Landlord’s prior consent or approval is required under the terms of the Lease and Landlord fails to provide such consent or approval upon request of either party.

15.12 Landlord’s Consent. This Agreement and the obligations of the parties under it are expressly conditioned upon Tenant’s obtaining Landlord’s consent to this Agreement. User shall promptly deliver to Tenant any information reasonably requested by Landlord (in connection with Landlord’s approval of this Agreement) with respect to the nature and operation of User’s business, the financial condition of User, or both. Tenant and User agree, for the benefit of Landlord, that this Agreement and Landlord’s consent hereto shall not: (a) create privity of contract between Landlord and User; (b) be deemed to have amended the Lease in any regard (unless Landlord shall have expressly agreed to the amendment and such amendment is executed by all applicable parties); or (c) be construed as a waiver of Landlord’s right to consent to any assignment of the Lease by Tenant or any further subletting of premises leased pursuant to the Lease, or as a waiver of Landlord’s right to consent to any assignment by User of this Agreement or any sub-subletting of all or any part of the Property. Landlord’s consent shall, however, be deemed to evidence Landlord’s agreement that User may use the Shared Space, User Office Space and Shared Assets for the uses set forth in Section 4 above. If Landlord fails to consent to this Agreement within 30 days after the execution and delivery of this Agreement, either party may terminate this Agreement by giving notice to the other at any time thereafter, but before Landlord grants consent.

16. Definitions.

16.1 Mortgage; Mortgagee. Whenever in this Agreement the term “Mortgage” is used it will mean any indenture of mortgage or a deed of trust which at the time in question is a lien on Tenant’s and or Landlord’s interest in the Property and any supplement to, modification, renewal, consolidation, replacement or extension thereof. The term “Mortgagee” will mean the holder of such Mortgage.

16.2 Late Payment Rate. Whenever in this Agreement the term “Late Payment Rate” is used it will mean the greater of (a) 10% per annum, or (b) the rate of interest which is 3% over the prime rate (as published in the Wall Street Journal under “WSJ Prime Rate” from time to time) charged at the time interest is accruing at the Late Payment Rate, whichever is higher, unless prohibited by law, in which case “Late Payment Rate” will mean the maximum contract rate permitted by law.

16.3 Proportionate Share. As used in this Agreement, the term “Proportionate Share” will mean User’s Share as defined in Section 2.1 above and in the case of Tenant, Tenant’s Proportional share shall be the amount remaining after subtracting User’s Share from 100% (i.e. if User’s Share is 40% the Tenant’s Proportionate Share is 60%).

16.4 Unavoidable Delays. Wherever in this Agreement the term “Unavoidable Delays” or words of similar import appear, they will be construed to mean delays due to strikes, lock-outs, acts of God, inability to obtain labor or materials, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or similar causes, provided such similar causes are beyond the control of User or Tenant, as the case may be. Whenever delay in completion of a performance is excused by reason of Unavoidable Delays, delay in commencement of such performance will also be excused if caused by Unavoidable Delays.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KRAFT CANADA INC.,	MONDELĒZ CANADA INC.,

a Canadian corporation	a Canadian corporation

By:	By:

Its:	Its: